Exhibit 99.2

Supplier / Partners FAQ

December 27, 2023

1.	What was announced regarding the Company and Bristol Myers Squibb?

RayzeBio, Inc. (the “Company” or “RayzeBio”), Bristol-Myers Squibb Company (“Bristol Myers Squibb”), and, by way of a joinder dated as of December 26, 2023, Rudolph Merger Sub Inc. (“Purchaser”) have entered into a definitive merger agreement for Bristol Myers Squibb to acquire the Company at a price of $62.50 per share (such amount or any higher amount per share paid, the “Offer Price”) in a cash transaction.

Under the terms of the merger agreement, Bristol Myers Squibb and Purchaser will commence a tender offer (the “Tender Offer”) no later than January 24, 2024 (or such other date as the parties’ respective outside counsel may agree), to acquire all outstanding shares of the Company’s common stock.

2.	What does this agreement mean for the Company? Why does this transaction make sense strategically?

RayzeBio will become a wholly owned subsidiary of Bristol Myers Squibb after the transaction closes which is expected to occur in the first half of 2024. Nothing will change between the signing and closing of the transaction, as Bristol Myers Squibb and the Company remain separate, independent companies. Antitrust laws require Bristol Myers Squibb and RayzeBio to remain separate, and not to integrate or engage in certain joint activities until regulatory reviews are complete and the closing has occurred. We do not anticipate any changes to the Company’s organizational structure prior to closing. Leadership from both companies will be working on an integration plan to be implemented after closing and will provide updates as planning progresses.

Our (RayzeBio) focus and vision continues to be on the design, development and commercialization of radiopharmaceutical therapies (“RPT”) to address key limitations of existing cancer therapies. Bristol Myers Squibb is a global leader in oncology, with a long and successful track record in bringing new therapies to market and the financial resources to help develop our pipeline of drug candidates.

3.	When is the transaction expected to close? Is there anything that could stop it?

The transaction is expected to close in the first half of 2024, subject to regulatory approvals, the tender of a majority of the outstanding shares of RayzeBio’s common stock, and the satisfaction or waiver of other customary closing conditions.

4.	How will the transaction with Bristol Myers Squibb affect the relationship between RayzeBio and the partners?

The Company and Bristol Myers Squibb will continue to operate as separate, independent entities prior to the closing of the proposed transaction, and until that time it is business as usual for both companies. The Company’s relationship with you will continue to remain the same as before no modifications or changes to the terms of any existing agreements in effect prior to this announcement is expected.

5.	Will we start interacting with Bristol Myers Squibb’s representatives from now?

Until the closing of the proposed transaction, RayzeBio and Bristol Myers Squibb will continue to operate as separate, independent companies. You will continue to interact with your RayzeBio contacts.

6.	For consultants that may own stock options in the Company: I have vested and unvested stock options. What happens to my stock options now?

At the closing of the transaction, your outstanding and unexercised stock options, whether vested or unvested, will be accelerated and become fully vested and be cancelled and converted into the right to receive a cash payment equal to the excess of $62.50 over the per share exercise price of such stock option times the number of shares subject to such stock option. The proceeds may be subject to taxes, required by law.

Additional Information about the Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of RayzeBio, nor is it a substitute for the tender offer materials that Purchaser will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. The solicitation of an offer to sell and the offer to buy shares of RayzeBio’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Purchaser intends to file with the SEC. In addition, RayzeBio will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of RayzeBio on Schedule 14D-9 and any amendments or supplements thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of RayzeBio on Schedule 14D-9 and related offer materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by RayzeBio under the “Investors” section of RayzeBio’s website at www.rayzebio.com and by Parent at www.bms.com/investors.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the proposed acquisition of RayzeBio by Parent and any statements relating to RayzeBio’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,”

“estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Merger Agreement including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to the timing of the tender offer and the subsequent merger; the number of shares of RayzeBio’s common stock that will be tendered in the tender offer; legal proceedings that may be instituted related to the Merger Agreement; any competing offers or acquisition proposals; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; and the effects of disruption from the transactions of RayzeBio’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in RayzeBio’s public filings with the SEC from time to time, including RayzeBio’s Quarterly Report on Form 10-Q, and Parent’s public filings with the SEC from time to time, including Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and its subsequent Quarterly Reports on Form 10-Q. RayzeBio’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, each of RayzeBio and Parent expressly disclaims any intent or obligation to update or revise publicly these forward-looking information or statements.